Exhibit 99.1
Media contact:                                                -or-        Investor/analyst contact:
Bobbie Egan                                                                 Shannon Alberts
Media Relations Manager                                          Managing Director of Investor Relations
(206) 392-5134                                                               (206) 392-5218

FOR IMMEDIATE RELEASE	Oct. 4, 2010

ALASKA AIR GROUP REPORTS SEPTEMBER TRAFFIC

SEATTLE — Alaska Air Group Inc. (NYSE:ALK) today reported September operational results for its subsidiaries, Alaska Airlines (Alaska) and Horizon Air (Horizon).

ALASKA AIRLINES
Alaska reported a 12.9 percent increase in traffic on a 7.8 percent increase in capacity, resulting in a 3.6-point increase in load factor to 81.5 percent. Alaska also reported that 90.5 percent of its flights arrived on time in September 2010, a 0.5-point increase compared to the 90.0 percent reported in September 2009.
The following table shows the operational results for September 2010 and for the first nine months of 2010, compared to the prior-year periods:

	September				Year-to-Date
	2010	2009	Change		2010	2009	Change
Revenue passenger miles "RPMs" (in millions)	1,637	1,450	12.9%		15,124	13,812	9.5%
Available seat miles "ASMs" (in millions)	2,008	1,862	7.8%		18,197	17,469	4.2%
Passenger load factor	81.5%	77.9%	3.6	pts	83.1%	79.1%	4.0	pts
Revenue passengers (in thousands)	1,340	1,235	8.6%		12,373	11,796	4.9%
On-time arrivals as reported to U.S. DOT	90.5%	90.0%	0.5	pts	88.8%	81.9%	6.9	pts

-more-

HORIZON AIR
Horizon reported a 2.9 percent decline in traffic on a 5.9 percent decline in capacity compared to September 2009, resulting in a 2.4-point increase in load factor to 76.1 percent.  Horizon also reported that 86.8 percent of its flights arrived on time in September 2010, a 4.5-point decrease compared to the 91.3 percent reported in September 2009.
The following table shows the operational results for September 2010 and for the first nine months of 2010, compared to the prior-year periods:

	September				Year-to-Date
	2010	2009	Change		2010	2009	Change
RPMs (in millions)	193	199	(2.9)%		1,857	1,799	3.2%
ASMs (in millions)	254	270	(5.9)%		2,461	2,470	(0.4)%
Passenger load factor	76.1%	73.7%	2.4	pts	75.5%	72.8%	2.7	pts
Revenue passengers (in thousands)	541	556	(2.6)%		5,116	5,055	1.2%
On-time arrivals	86.8%	91.3%	(4.5	)pts	87.2%	86.4%	0.8	pts

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009 and 2010 North America Airline Satisfaction StudiesSM. For reservations, visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom

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